November 2, 2017
Fellow Stockholders,
As part of our continuing effort to improve our earnings release process, we are providing this quarterly commentary in combination with our First Quarter Fiscal 2018 Financial Results press release. This approach, we believe, provides stockholders and analysts with additional information and lead time for analyzing our results in advance of management’s conference call scheduled for later this afternoon at 5:30 p.m. ET. We are providing this commentary in lieu of management providing remarks at the start of the conference call. Instead management will respond to questions during the call. As a reminder, Telenav’s fiscal year ends on June 30, and we refer to the fiscal year ending June 30, 2018 as Fiscal 2018.

Select Financial Data (unaudited)	Fiscal 2017				Fiscal 2018
(in thousands, except gross margin and direct contribution margin)	Q1	Q2	Q3	Q4	Q1
Total Company
Revenue	$42,227	$52,001	$35,065	$40,291	$36,658
Billings	$47,269	$59,687	$60,152	$66,508	$65,789
Y/Y % Growth	(1)%	23%	13%	32%	39%
Cost of Revenue	$23,476	$28,727	$17,667	$22,465	$20,847
Gross Profit	$18,751	$23,274	$17,398	$17,826	$15,811
Gross Margin	44%	45%	50%	44%	43%
Change in Deferred Revenue	$5,042	$7,686	$25,087	$26,217	$29,131
Change in Deferred Costs *	$2,857	$3,847	$17,436	$17,876	$20,048
Direct Contribution from Billings**	$20,936	$27,113	$25,049	$26,167	$24,894
Direct Contribution Margin from Billings	44%	45%	42%	39%	38%
Automotive
Revenue	$30,267	$38,744	$25,476	$29,297	$25,304
Billings	$35,380	$46,438	$50,599	$55,731	$54,492
Y/Y % Growth	(1)%	32%	21%	40%	54%
Cost of Revenue	$18,545	$23,438	$14,112	$17,828	$15,885
Gross Profit	$11,722	$15,306	$11,364	$11,469	$9,419
Gross Margin	39%	40%	45%	39%	37%
Cumulative Units Deployed to Date	9,819	10,953	12,182	13,323	14,476
Cumulative Connected Units Deployed to Date	3,579	4,171	4,795	5,379	6,025
Advertising
Revenue	$6,545	$8,208	$5,284	$6,804	$7,615
Billings	$6,545	$8,208	$5,284	$6,804	$7,615
Y/Y % Growth	35%	23%	2%	35%	16%
Cost of Revenue	$3,526	$3,919	$2,224	$3,055	$3,412
Gross Profit	$3,019	$4,289	$3,060	$3,749	$4,203
Gross Margin	46%	52%	58%	55%	55%

Select Financial Data (unaudited)	Fiscal 2017				Fiscal 2018
(in thousands, except gross margin and direct contribution margin)	Q1	Q2	Q3	Q4	Q1
Mobile Navigation
Revenue	$5,415	$5,049	$4,305	$4,190	$3,739
Billings	$5,344	$5,041	$4,269	$3,973	$3,682
Y/Y % Growth	(29)%	(22)%	(32)%	(29)%	(31)%
Cost of Revenue	$1,405	$1,370	$1,331	$1,582	$1,550
Gross Profit	$4,010	$3,679	$2,974	$2,608	$2,189
Gross Margin	74%	73%	69%	62%	59%
* Deferred costs primarily include costs associated with third party content and in connection with certain customized software solutions, the costs incurred to develop those solutions. We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support, including certain third party technology and content license fees, as applicable. Accordingly, direct contribution from billings and direct contribution margin from billings do not reflect all costs associated with billings.

** Direct contribution from billings is defined as GAAP gross margin plus the change in deferred revenue less the change in deferred costs.

Our Fiscal 2018 is off to a solid start as we continue to work towards our goal of building the largest network of connected cars. Total revenue and billings were $36.7 million and $65.8 million, respectively, for the three months ended September 30, 2017 (“Q1”). Our solid Q1 billings were the result of better than expected year over year growth in our automotive segment during what has been a seasonally soft quarter due to summer auto plant shutdowns.
Starting this quarter, we are introducing two new metrics: (1) total number of cars deployed with our navigation solutions and connected services and (2) total number of cars enabled with connected services. Connected services can be provided via multiple means, including: (1) brought-in solutions, such as Scout GPS Link for Toyota; (2) our mobile SDK, such as GM’s OnStar RemoteLink; (3) our platform service, such as our connected search services provided to Toyota’s premium embedded connected navigation; and (4) hybrid navigation solutions provided to GM cars. As of September 30, 2017, there were 14.5 million cars that have been deployed with Telenav’s navigation solution and connected services, of which 6 million were enabled to provide connected services. This represented an almost 70% year-over-year increase in the total number of cars capable of Telenav connected services.
Q1 Automotive Results
We continue to leverage our leading connected car technology to offer innovative products and services to 4 of the top 10 automobile manufacturers and Tier 1 suppliers (collectively, “OEMs”). Automotive billings for the first quarter of fiscal year 2018 were $54.5 million, up 54% from the same period a year ago. Our Q1 automotive billings included a $1.9 million upward revision from Ford of navigation units deployed in vehicles manufactured during the prior quarter. Excluding this amount, Q1 automotive billings grew 49% year-over-year. Our year-over-year quarterly billings increase also reflects the combined effect of 49% year-over-year growth in Ford royalty billings, as well as record royalty billings with Toyota, and $3.1 million in customized engineering fees.
Our automotive OEM partners continue to offer additional car models that contain our leading technology. For example, this summer, Ford broadened its offering of SYNC 3 on the Ford Fiesta in Europe. At GM, our latest embedded connected navigation system is now available on four of Cadillac’s 2018 product line: CTS, CTS-V, ATS, and XTS, as well as GMC’s 2018 Terrain. GM’s joint venture partner, SAIC-GM has publicly announced that it will unveil the 2018 Cadillac XTS with the latest generation hybrid navigation powered by Telenav for the China market at a launch event scheduled for November 5, 2017. Additionally, under the Opel and Vauxhall brands, our entry-level embedded navigation solution has now expanded to four 2018 models in Europe: Adam, Corsa, Zafira and Karl.

At Toyota/Lexus, the latest version of our brought-in solution, Scout GPS Link, with enhanced features, is now available on Lexus NX models in addition to the previously announced Toyota Camry. On these same Toyota/Lexus models, a premium embedded connected navigation option is also available that provides connected search, powered by Telenav’s platform.
We also continue to work with Ford to deliver connected search functionality on their vehicles in North America and China. We believe these connected services will be in market on select models during the three months ending December 31, 2017 (“Q2”).
The ramp of connected navigation vehicles from GM and Toyota, as well as our deployment of the Ford SYNC 3 solution with connected search, will allow us to add to our already sizeable connected car network.
To supplement our traditional GAAP financial metrics, we are now referencing two additional non-GAAP financial metrics: “direct contribution from billings” and “direct contribution margin from billings.” We believe these additional metrics are useful in better understanding our business when analyzed in conjunction with GAAP financial metrics. Automotive direct contribution from billings in Q1 increased 33% year-over-year to $18.6 million. Q1’s automotive direct contribution margin from billings was 34%.
The increase in year over year quarterly direct contribution from billings is primarily due to increased navigation royalties at Ford and Toyota, as well as an increased amount of customized engineering fees.

Automotive Business Segment (unaudited)	Fiscal 2017				Fiscal 2018
(in thousands, except percentages)	Q1	Q2	Q3	Q4	Q1
Revenue	$30,267	$38,744	$25,476	$29,297	$25,304
Y/Y % Growth	(5)%	22%	(27)%	(21)%	(16)%
Change in Deferred Revenue	$5,113	$7,694	$25,123	$26,434	$29,188
Billings	$35,380	$46,438	$50,599	$55,731	$54,492
Y/Y % Growth	(1)%	32%	21%	40%	54%

Content Costs	$18,046	$22,934	$13,588	$17,233	$15,219
Content Costs as % of Revenue	60%	59%	53%	59%	60%
Non-Content Costs	$499	$504	$525	$595	$667
Non-Content Costs as % of Revenue	2%	1%	2%	2%	3%
Cost of Goods Sold	$18,545	$23,438	$14,112	$17,828	$15,885
GAAP Gross Profit	$11,722	$15,306	$11,364	$11,469	$9,419
Y/Y % Growth	(11)%	19%	(14)%	(22)%	(20)%
GAAP Gross Margin	39%	40%	45%	39%	37%

GAAP Gross Profit	$11,722	$15,306	$11,364	$11,469	$9,419
Change in Deferred Revenue	$5,113	$7,694	$25,123	$26,434	$29,188
Change in Deferred Costs *	$2,857	$3,847	$17,436	$17,876	$20,048
Direct Contribution from Billings **	$13,978	$19,153	$19,051	$20,026	$18,559
Y/Y % Growth	(3)%	30%	11%	27%	33%
Direct Contribution Margin from Billings	40%	41%	38%	36%	34%
* Deferred costs primarily include costs associated with third party content and in connection with certain customized software solutions, the costs incurred to develop those solutions. We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support, including certain third party technology and content license fees, as applicable. Accordingly, direct contribution from billings and direct contribution margin from billings do not reflect all costs associated with billings.

** Direct contribution from billings is defined as GAAP gross margin plus the change in deferred revenue less the change in deferred costs.

Q1 Advertising Results
Advertising revenue for Q1 increased 16% from the prior-year period to $7.6 million. Q1 gross margin has grown to 55%, up from 46% in the prior-year period due to increasing revenue CPM relative to third party inventory costs. Advertising’s adjusted EBITDA loss for Q1 was insignificant as we head into what has historically been the advertising unit’s strongest quarter on a seasonal basis. We continue to believe that our location-based advertising business is a strategic component of our connected car roadmap, especially as it relates to the potential new revenue streams from in-car ads. We intend to leverage the potential of connected cars to promote our in-car advertising strategic vision.
Q1 Operating Expenses
Operating expenses increased in Q1 to $31.6 million as compared to $28.8 million in the year ago period due principally to higher headcount needed to deliver awarded automotive contracts and to a lesser extent headcount increases in our Advertising business to support ongoing growth. Q1 expenses were net of a $1.1 million credit recorded due to the termination of our sublease with Avaya for our Santa Clara headquarters. During the quarter, we entered into a direct lease for the same facility, which has a six-year term.
Q1 Free Cash Flow
Free cash flow in Q1 was a negative $6.1 million, which was unchanged as measured against the same period a year ago. Free cash flow includes the impact of capital expenditures which increased to $2.3 million from $0.4 million for the year ago period due principally to tenant improvements being made in conjunction with our new office leases in Romania and China.
Q2 Outlook
Our guidance for Q2 is as follows: We expect total revenues for Q2 to range from $38 million to $40 million. We expect automotive revenue to be between 69% and 72% of total revenue. We expect advertising revenue to be approximately 22% of total revenue. Q2 total billings are expected to range from $65 million to $68 million, which would reflect year-over-year growth of up to 14%. This billings guidance includes an estimate of automotive customized software development fees of less than $1 million. We anticipate that gross margin will be approximately 42.5%. We expect deferred revenue to increase approximately $27 to $28 million and deferred costs to increase approximately $20 million. We also expect operating expenses to be in the range of $32.5 million to $33.5 million. We anticipate that net loss will be ($15.5) million to ($16.5) million. Our adjusted EBITDA loss is expected to be ($12) million to ($13) million. Weighted average diluted shares outstanding are expected to be approximately 44.5 million for Q2.
As you know, our current Ford arrangement offering our SYNC 3 navigation solution in new vehicles produced expires in the near term.  We are currently negotiating a multi-year extension to our existing SYNC 3 contract.  Although we believe we will achieve a satisfactory outcome, we may enter into changes in the contract structure that may impact our revenue recognition and billings.  We are also in discussions with Ford regarding its next generation navigation solution. It is unclear whether we will be awarded a contract and if awarded, what the scope, geographies and term would be.  If we succeed in entering into contracts with Ford for the extension of SYNC 3 or a new generation navigation solution, we do not yet know what pricing would be, which geographies our product would be offered in, which vehicles would include our products and services and which geographies would include future value-added services, such as map updates.  The nature and timing of such offerings can have a significant impact on billings and the underlying revenue recognition, thereby impacting reported billings, revenue, gross profit and direct contribution from billings. Furthermore, a substantial portion of our billings, revenue, and, to a lesser extent, gross profit is impacted by the underlying licensed content cost negotiated through HERE and other content providers and we cannot predict the impact on our billings, revenue and gross profit of any changes between Ford and the map or other content providers.

Summary
As you can see from our Q1 results, we remain focused on executing our long-term strategy of building the largest network of connected cars for sustainable and profitable growth. Our partnerships with automobile manufacturers are critical to achieve our strategic goal. We continue to strengthen our relationships with our partners by bringing innovative solutions that enhance their end user experience and create new revenue generating opportunities. We are driven to continually improve the end user experience as we want to deliver the best and most enjoyable experience to drivers, through deep integration with multiple sensors and screens inside the car powered by our Human Machine Interface (HMI) design.
Q1 Fiscal 2018 Financial Results Q&A Conference Call, November 2, 2017 at 5:30 p.m. ET.
Management will host an investor conference call and live webcast at 2:30 p.m. PT (5:30 p.m. ET) on the same day. To access the conference call, dial 877-397-0292 (toll-free, domestic only) or 719-884-1604 (domestic and international toll) and enter pass code 1960869. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com.
Use of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as billings, direct contribution from billings, direct contribution margin from billings, change in deferred revenue, change in deferred costs, adjusted EBITDA and free cash flow included in this management update are different from those otherwise presented under GAAP.
We have provided these measures in addition to GAAP financial results because we believe these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain items and therefore are helpful in understanding our underlying operating results. These non-GAAP measures are some of the primary measures our management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.
Navigation units shipped refers to the collective mix of navigation units contributing to revenue in a given period.  Since each customer arrangement can have unique units of measure regarding reporting of royalties and service fees, “shipped” references such various forms including navigation SD cards shipped to an automotive OEM, vehicles manufactured with our navigation solution, vehicles sold with our connected navigation solution, and mobile application downloads of our connected navigation solution. Connected units shipped refers to the collective mix of vehicles sold with our connected navigation solution and mobile application downloads of our connected navigation solution.
Billings measure GAAP revenue recognized plus the change in deferred revenue from the beginning to the end of the period. Direct contribution from billings reflects GAAP gross profit plus change in deferred revenue less change in deferred costs. Direct contribution margin from billings reflects direct contribution from billings divided by billings. We have also provided a breakdown of the calculation of the change in deferred revenue by segment, which is added to revenue in calculating its non-GAAP metric of billings. In connection with our presentation of the change in deferred revenue, we have provided a similar presentation of the change in the related deferred costs. Such deferred costs primarily include costs associated with third party content and certain development costs associated with our customized software solutions. As deferred revenue and deferred costs become larger components of our operating results, we believe these metrics are useful in evaluating cash flows.
We consider billings, direct contribution from billings and direct contribution margin from billings to be useful metrics for management and investors because billings drive revenue and deferred revenue, which is an important indicator of our business. We believe direct contribution from billings and direct contribution margin from billings are useful metrics because they reflect the impact of the contribution over time for such billings, exclusive of the incremental costs incurred to deliver any related service obligations. There are a number of limitations related to the use of billings, direct contribution from billings and direct contribution margin from billings versus revenue, gross profit, and gross margin calculated in accordance with GAAP. First, billings, direct contribution from billings and direct contribution margin from billings include amounts that have not yet been recognized as revenue or cost and may require additional services to be provided over contracted service periods. For example, billings related to certain connected solutions cannot be fully recognized as revenue in a given period due to requirements for ongoing provisioning of services such as hosting, monitoring and customer support, including certain third party technology and content license fees as applicable. Accordingly, direct contribution from billings and direct contribution margin from billings do not include all costs associated with billings. Second, we may calculate billings, direct contribution from billings, and direct contribution margin from billings in a manner that is different from peer companies that report similar financial measures, making comparisons between companies more difficult. When we use these measures, we attempt to compensate for these limitations by providing specific information regarding billings, direct contribution from billings and direct contribution margin from billings and how they relate to revenue, gross profit, and gross margin calculated in accordance with GAAP.
Adjusted EBITDA measures GAAP net loss excluding the impact of stock-based compensation expense, depreciation and amortization, other income (expense), provision (benefit) for income taxes, and other applicable items such as legal settlements and contingencies, and deferred rent reversal and tenant improvement allowance recognition due to sublease termination, net of tax. Stock-based compensation expense relates to equity incentive awards granted to its employees, directors, and consultants. Legal settlements and contingencies represent settlements and offers made to settle patent litigation cases in which we are a defendant and royalty disputes. Deferred rent reversal and tenant improvement allowance recognition represent the reversal of our deferred rent liability and recognition of our deferred tenant improvement allowance, as amortization of these amounts is no longer required due to the termination of our Santa Clara facility sublease and subsequent entry into a new lease agreement with our landlord for this same facility effective September 2017. Adjusted EBITDA, while generally a measure of profitability, can also represent a loss.
Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, we believe that the exclusion of the expenses eliminated in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. In addition, adjusted EBITDA is a key financial measure used by the compensation committee of our board of directors in connection with the development of incentive-based compensation for our executive officers. Accordingly, we believe that adjusted EBITDA generally provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Free cash flow is a non-GAAP financial measure we define as net cash provided by (used in) operating activities less purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash (used in) generated by our business after purchases of property and equipment.
To reconcile the historical GAAP results to non-GAAP financial metrics, please refer to the financial schedules included herein.
In this management update, we have provided guidance for Q2 on a non-GAAP basis, for billings and adjusted EBITDA. We do not provide reconciliations of our forward-looking non-GAAP financial measures of billings and adjusted EBITDA to the corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections with respect to deferred revenue, deferred costs, stock-based compensation and tax provision (benefit), which are components of these non-GAAP financial measures. In particular, stock-based compensation is impacted by future hiring and retention needs, as well as the future fair market value of our common stock, all of which is difficult to predict and subject to constant change. The actual amounts of these items will have a significant impact on our GAAP net loss per diluted share and GAAP tax provision (benefit). Accordingly, reconciliations of our forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort.
Forward Looking Statements
This management update contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management.  Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others: Telenav's ability to develop and implement products for Ford, GM and Toyota and to support Ford, GM and Toyota and their customers; our success in extending its contracts for current and new generation products with our existing OEMs and automotive manufacturers, particularly Ford; achieving additional design wins and the delivery dates of automobiles including our products; adoption by vehicle purchasers of Scout GPS Link; our dependence on a limited number of automotive manufacturers and OEMs for a substantial portion of our revenue; reductions in demand for automobiles; potential impacts of OEMs including competitive capabilities in their vehicles such as Apple Car-Play and Android Auto; exposure from the potential impairment of the carrying value of certain goodwill and intangible assets within our mobile navigation business unit where revenue continues to decline; our ability to grow and scale our advertising business; our ability to develop new advertising products and technology while also achieving cash flow break even and ultimately profitability in the advertising business; incurring losses and operating expenses in excess of expectations; failure to reach agreement with customers for awards and contracts on products and services in which we have expended resources developing; competition from other market participants who may provide comparable services to subscribers without charge; the timing of new product releases and vehicle production by our automotive customers, including inventory procurement and fulfillment; possible warranty claims, and the impact on consumer perception of its brand; our ability to develop and support products including OpenStreetMap (“OSM”), as well as transition existing navigation products to OSM and any economic benefit anticipated from the use of OSM versus proprietary map products; the potential that we may not be able to realize our deferred tax assets and may have to take a reserve against them; the impact on revenue recognition and other financial reporting due to the amendment of contracts or changes in accounting standards, such as the implementation of ASC 606; and macroeconomic and political conditions in the U.S. and abroad, in particular China. We discuss these risks in greater detail in "Risk factors" and elsewhere in our Form 10-K for the year ended June 30, 2017 and other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent its management's beliefs and assumptions only as of the date made. You should review its SEC filings carefully and with the understanding that actual future results may be materially different from what Telenav expects.
About Telenav, Inc.
Telenav is a leading provider of connected car and location-based platform services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, global brands such as Ford, GM, Toyota and AT&T deliver custom connected car and mobile experiences. Fortune 500 advertisers and local advertisers can now reach millions of users with Telenav’s highly-targeted advertising platform. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.
Copyright 2017 Telenav, Inc. All Rights Reserved.
"Telenav," "Scout," and the Telenav and Scout logos are registered trademarks of Telenav, Inc.  Unless otherwise noted, all other trademarks, service marks, and logos used in this management update are the trademarks, service marks or logos of their respective owners.

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Contacts
Investor Relations:
Michael Look
408-990-1232
IR@telenav.com

Media:
Raphel Finelli
408-667-5970
media@telenav.com

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	September 30, 2017	June 30, 2017*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$17,463	$20,757
Short-term investments	74,224	77,598
Accounts receivable, net of allowances of $111 and $75, at September 30, 2017 and June 30, 2017, respectively	59,930	57,834
Restricted cash	3,403	3,401
Income taxes receivable	34	34
Deferred costs	16,868	11,703
Prepaid expenses and other current assets	4,025	3,988
Total current assets	175,947	175,315
Property and equipment, net	6,501	4,658
Deferred income taxes, non-current	819	900
Goodwill and intangible assets, net	34,561	34,844
Deferred costs, non-current	57,272	42,389
Other assets	1,577	1,454
Total assets	$276,677	$259,560
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$15,638	$6,151
Accrued expenses	45,269	51,528
Deferred revenue	28,783	20,345
Income taxes payable	75	197
Total current liabilities	89,765	78,221
Deferred rent, non-current	273	996
Deferred revenue, non-current	87,749	67,056
Other long-term liabilities	1,174	1,139
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 44,312 and 43,946 shares issued and outstanding at September 30, 2017 and June 30, 2017, respectively	44	44
Additional paid-in capital	161,241	159,666
Accumulated other comprehensive loss	(1,547)	(1,934)
Accumulated deficit)	(62,022)	(45,628)
Total stockholders' equity	97,716	112,148
Total liabilities and stockholders’ equity	$276,677	$259,560

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2016.

Telenav, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2017	2016

Revenue:
Product	$23,964	$29,423
Services	12,694	12,804
Total revenue	36,658	42,227
Cost of revenue:
Product	14,674	17,761
Services	6,173	5,715
Total cost of revenue	20,847	23,476
Gross profit	15,811	18,751
Operating expenses:
Research and development	21,082	18,018
Sales and marketing	5,064	5,268
General and administrative	5,211	5,491
Legal settlement and contingencies	250	—
Total operating expenses	31,607	28,777
Loss from operations	(15,796)	(10,026)
Other income (expense), net	(47)	296
Loss before provision (benefit) for income taxes	(15,843)	(9,730)
Provision (benefit) for income taxes	255	(395)
Net loss	$(16,098)	$(9,335)

Net loss per share:
Basic and diluted	$(0.37)	$(0.22)
Weighted average shares used in computing net loss per share:
Basic and diluted	44,079	42,838

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Three Months Ended September 30,
	2017	2016

Operating activities
Net loss	$(16,098)	$(9,335)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	716	637
Deferred rent reversal due to lease termination	(538)	—
Tenant improvement allowance recognition due to lease termination	(582)	—
Accretion of net premium on short-term investments	59	125
Stock-based compensation expense	2,480	2,541
Loss on disposal of property and equipment	8	—
Bad debt expense	38	67
Changes in operating assets and liabilities:
Accounts receivable	(2,109)	(563)
Deferred income taxes	104	19
Restricted cash	(2)	129
Income taxes receivable	—	1
Deferred costs	(20,048)	(2,857)
Prepaid expenses and other current assets	(115)	(25)
Other assets	(326)	18
Trade accounts payable	9,463	4,533
Accrued expenses and other liabilities	(6,037)	(6,188)
Income taxes payable	(123)	92
Deferred rent	191	75
Deferred revenue	29,131	5,042
Net cash used in operating activities	(3,788)	(5,689)

Investing activities
Purchases of property and equipment	(2,286)	(394)
Purchases of short-term investments	(13,355)	(16,841)
Proceeds from sales and maturities of short-term investments	16,697	19,032
Proceeds from sales of long-term investments	—	246
Net cash provided by investing activities	1,056	2,043

Financing activities
Proceeds from exercise of stock options	197	23
Tax withholdings related to net share settlements of restricted stock units	(1,102)	(1,256)
Net cash used in financing activities	(905)	(1,233)

Effect of exchange rate changes on cash and cash equivalents	343	65
Net decrease in cash and cash equivalents	(3,294)	(4,814)
Cash and cash equivalents, at beginning of period	20,757	21,349
Cash and cash equivalents, at end of period	$17,463	$16,535

Supplemental disclosure of cash flow information
Income taxes paid, net	$304	$910

Telenav, Inc.
Condensed Consolidated Segment Summary
(in thousands, except percentages)
(unaudited)

	Three Months Ended September 30,
	2017	2016

Automotive
Revenue	$25,304	$30,267
Cost of revenue	15,885	18,545
Gross profit	$9,419	$11,722
Gross margin	37%	39%
Advertising
Revenue	$7,615	$6,545
Cost of revenue	3,412	3,526
Gross profit	$4,203	$3,019
Gross margin	55%	46%
Mobile Navigation
Revenue	$3,739	$5,415
Cost of revenue	1,550	1,405
Gross profit	$2,189	$4,010
Gross margin	59%	74%
Total
Revenue	$36,658	$42,227
Cost of revenue	20,847	23,476
Gross profit	$15,811	$18,751
Gross margin	43%	44%

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Revenue to Billings

	Three Months Ended September 30,
	2017	2016
Automotive
Revenue	$25,304	$30,267
Adjustments:
Change in deferred revenue	29,188	5,113
Billings	$54,492	$35,380
Advertising
Revenue	$7,615	$6,545
Adjustments:
Change in deferred revenue	—	—
Billings	$7,615	$6,545
Mobile Navigation
Revenue	$3,739	$5,415
Adjustments:
Change in deferred revenue	(57)	(71)
Billings	$3,682	$5,344
Total
Revenue	$36,658	$42,227
Adjustments:
Change in deferred revenue	29,131	5,042
Billings	$65,789	$47,269

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Deferred Revenue to Increase (Decrease) in Deferred Revenue
Reconciliation of Deferred Costs to Increase (Decrease) in Deferred Costs

	Three Months Ended September 30, 2017
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, September 30	$115,705	$—	$827	$116,532
Deferred revenue, June 30	86,517	—	884	87,401
Change in deferred revenue	$29,188	$—	$(57)	$29,131

Deferred costs, September 30	$74,140	$—	$—	$74,140
Deferred costs, June 30	54,092	—	—	54,092
Change in deferred costs	$20,048	$—	$—	$20,048

	Three Months Ended March 31, 2016
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, September 30	$27,266	$—	$1,145	$28,411
Deferred revenue, June 30	22,153	—	1,216	23,369
Change in deferred revenue	$5,113	$—	$(71)	$5,042

Deferred costs, September 30	$14,933	$—	$—	$14,933
Deferred costs, June 30	12,076	—	—	12,076
Change in deferred costs	$2,857	$—	$—	$2,857

Reconciliation of Gross Profit to Direct Contribution from Billings

	Three Months Ended September 30,
	2017	2016
Gross profit	$15,811	$18,751
Gross margin	43%	44%
Adjustments to gross profit:
Change in deferred revenue	29,131	5,042
Change in deferred costs(1)	(20,048)	(2,857)
Net change	9,083	2,185
Direct contribution from billings(1)	$24,894	$20,936
Direct contribution margin from billings(1)	38%	44%

(1) Deferred costs primarily include costs associated with third party content and in connection with certain customized software solutions, the costs incurred to develop those solutions. We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support. Accordingly, direct contribution from billings and direct contribution margin from billings do not reflect all costs associated with billings.

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA on Billings

	Three Months Ended September 30,
	2017	2016

Net loss	$(16,098)	$(9,335)

Adjustments:
Legal settlement and contingencies	250	—
Deferred rent reversal due to lease termination	(538)	—
Tenant improvement allowance recognition	(582)	—
Stock-based compensation expense	2,480	2,541
Depreciation and amortization expense	716	637
Other income (expense), net	47	(296)
Provision (benefit) for income taxes	255	(395)
Adjusted EBITDA	$(13,470)	$(6,848)

Reconciliation of Net Loss to Free Cash Flow

	Three Months Ended September 30,
	2017	2016

Net loss	$(16,098)	$(9,335)

Adjustments to reconcile net loss to net cash used in operating activities:
Increase in deferred revenue (1)	29,131	5,042
Increase in deferred costs (2)	(20,048)	(2,857)
Changes in other operating assets and liabilities	1,046	(1,909)
Other adjustments (3)	2,181	3,370
Net cash used in operating activities	(3,788)	(5,689)
Less: Purchases of property and equipment	(2,286)	(394)
Free cash flow	$(6,074)	$(6,083)

(1) Consists of royalties, customized software development fees, service fees and subscription fees.
(2) Consists primarily of third party content costs and customized software development expenses.
(3) Consist primarily of depreciation and amortization, stock-based compensation expense and other non-cash items.